EXHIBIT 4.47

GUARANTY AGREEMENT

This Guaranty Agreement is made on 4/24, 2024, by DAVID PLEITNER (“Creditor”), GROWN ROGUE UNLIMITED, LLC, and GROWN ROGUE INTERNATIONAL, INC., (“Guarantors”), and CANOPY MANAGEMENT, LLC, (“Payor”).

Recitals

A.	Payor has agreed to pay to Creditor the amount of Two Million Dollars ($2,000,000.00), as evidenced by a Membership Interest Purchase Agreement (the “Agreement”) to be executed on this date; provided, however, that as security for the performance of the Payor’s obligations, the undersigned, as Guarantors, have agreed to guaranty the performance and payment of all obligations of Payor pursuant to the Agreement and any additional security for the performance and payment of the Payor’s obligations.

B.	Guarantors acknowledge the performance and payment of the obligations is of genuine and material value to the sole and separate estate of Guarantors.

Agreement

Guarantors, with full knowledge of Creditor’s reliance on this Guaranty, and in consideration of the execution of the Agreement, does guaranty to Creditor, including Creditor’s successors, administrators, personal representatives, and assigns, the prompt payment of Payor’s obligations and the full payment of Payor’s obligations (all in accordance with the terms of the Agreement and any related documents, including any security).

This Guaranty shall be a continuing guaranty until all of the terms of the Agreement and any related documents, including any security, shall be fully paid, satisfied, and discharged. The liability of Guarantors shall be direct and not conditional or contingent on the pursuit of any remedies made against Payor by Creditor.

The undersigned has caused this Guaranty to be executed on the date set forth below.

Dated:	4/24/2024	/s/ David Pleitner
DAVID PLEITNER, Creditor

Dated:	4/24/2024	GUARANTORS
GROWN ROGUE INTERNATIONAL, INC.
		By:	/s/ J. Obie Strickler
		Its:	CEO

Dated:	4/24/2024	GROWN ROGUE UNLIMITED, LLC
		By:	/s/ J. Obie Strickler
		Its:	Member

Dated:	4/24/2024	PAYOR
CANOPY MANAGEMENT, LLC
		By:	/s/ J. Obie Strickler
		Its:	Member